                                                                    Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            SYMYX TECHNOLOGIES, INC.

                         ORION ACQUISITION CORPORATION,

                                INTELLICHEM, INC.

                                       AND

                       PAUL VAN EIKEREN, AS REPRESENTATIVE

                                                               NOVEMBER 12, 2004

                                TABLE OF CONTENTS

Article 1        Certain Definitions....................................................................    2

Article 2        The Merger.............................................................................    7

        2.1      Effect of Merger on Capital Stock......................................................    7

        2.2      Company Options........................................................................    8

        2.3      Escrow.................................................................................   10

        2.4      Effects of the Merger..................................................................   10

        2.5      Further Assurances.....................................................................   11

Article 3        Representations and Warranties of Company and principal shareholders...................   11

        3.1      Organization and Good Standing.........................................................   11

        3.2      Subsidiaries...........................................................................   11

        3.3      Power, Authorization and Validity......................................................   11

        3.4      Capitalization of Company..............................................................   12

        3.5      No Conflict............................................................................   13

        3.6      Litigation.............................................................................   13

        3.7      Taxes..................................................................................   14

        3.8      Financial Statements...................................................................   15

        3.9      Title to Properties....................................................................   16

        3.10     Absence of Certain Changes.............................................................   16

        3.11     Contracts and Commitments/Licenses and Permits.........................................   18

        3.12     No Default; No Restrictions............................................................   20

        3.13     Intellectual Property..................................................................   20

        3.14     Compliance with Laws...................................................................   22

        3.15     Certain Transactions and Agreements....................................................   23

        3.16     Employees, ERISA and Other Compliance; Independent Contractors.........................   23

        3.17     Corporate Documents....................................................................   25

        3.18     No Brokers.............................................................................   25

        3.19     Insurance..............................................................................   25

        3.20     Environmental Matters..................................................................   25

        3.21     Board Actions..........................................................................   26

        3.22     Disclosure.............................................................................   26

Article 4        Representations and Warranties of Parent and Sub.......................................   26

        4.1      Organization and Good Standing.........................................................   27

        4.2      Power, Authorization and Validity......................................................   27

        4.3      No Conflict............................................................................   28

        4.4      Finders or Brokers.....................................................................   28

        4.5      Availability of Funds..................................................................   28

Article 5        Covenants of Company and Principal Shareholders........................................   28

        5.1      Advise of Changes......................................................................   28

        5.2      Maintenance of Business................................................................   29

        5.3      Conduct of Business....................................................................   29

        5.4      Regulatory Approvals...................................................................   31

        5.5      Necessary Consents.....................................................................   31

        5.6      Litigation.............................................................................   31

        5.7      No Other Negotiations..................................................................   31

        5.8      Access to Information..................................................................   32

        5.9      Satisfaction of Conditions Precedent...................................................   32

        5.10     Company Shareholder Approval...........................................................   32

        5.11     Retention of Employees.................................................................   33

        5.12     Employment Agreements..................................................................   33

Article 6        Parent Covenants.......................................................................   33

        6.1      Advise of Changes......................................................................   33

        6.2      Regulatory Approvals...................................................................   34

        6.3      Satisfaction of Conditions Precedent...................................................   34

        6.4      Form S-8...............................................................................   34

        6.5      Employee Matters.......................................................................   34

Article 7        Closing Matters........................................................................   35

        7.1      .......................................................................................   35

        7.2      Exchange...............................................................................   35

        7.3      Dissenters' Rights.....................................................................   36

Article 8        Conditions to Obligations of Company...................................................   36

        8.1      Accuracy of Representations and Warranties.............................................   36

        8.2      Covenants..............................................................................   37

        8.3      Compliance with Law; No Legal Restraints...............................................   37

        8.4      Government Consents....................................................................   37

Article 9        Conditions to Obligations of Parent....................................................   37

        9.1      Accuracy of Representations and Warranties.............................................   37

        9.2      Covenants..............................................................................   37

        9.3      No Material Adverse Change.............................................................   38

        9.4      Compliance with Law; No Legal Restraints; No Litigation................................   38

        9.5      Government Consents....................................................................   38

        9.6      Opinion of Company's Counsel...........................................................   38

        9.7      Consents...............................................................................   38

        9.8      Company Shareholder Approvals..........................................................   38

        9.9      Employment Matters.....................................................................   38

        9.10     Termination of Vested Company Options..................................................   38

        9.11     Ancillary Agreements...................................................................   38

        9.12     Resignation of Directors and Officers..................................................   39

        9.13     Consideration Allocation Certificate...................................................   39

Article 10       Termination of Agreement...............................................................   39

        10.1     Termination by Mutual Consent..........................................................   39

        10.2     Unilateral Termination.................................................................   39

        10.3     No Liability for Termination...........................................................   40

Article 11       Survival of Representations, Indemnification and Remedies, Continuing Covenants........   40

        11.1     Survival of Representations............................................................   40

        11.2     Agreements to Indemnify................................................................   40

        11.3     Limitation.............................................................................   41

        11.4     Appointment of Representative..........................................................   41

        11.5     Notice of Claim........................................................................   42

        11.6     Defense of Third-Party Claims..........................................................   42

        11.7     Contents of Notice of Claim............................................................   44

        11.8     Resolution of Notice of Claim..........................................................   44

        11.9     Distribution Upon Termination of Escrow Period.........................................   44

        11.10    Access.................................................................................   45

        11.11    Indemnification of Former Directors and Officers.......................................   45

Article 12       General Provisions.....................................................................   45

        12.1     Governing Law..........................................................................   45

        12.2     Assignment; Binding Upon Successors and Assigns........................................   46

        12.3     Severability...........................................................................   46

        12.4     Counterparts...........................................................................   46

        12.5     Other Remedies.........................................................................   46

        12.6     Amendment and Waivers..................................................................   46

        12.7     Expenses...............................................................................   47

        12.8     Attorneys' Fees........................................................................   47

        12.9     Notices................................................................................   47

        12.10    Interpretation; Rules of Construction..................................................   49

        12.11    No Joint Venture.......................................................................   49

        12.12    Further Assurances.....................................................................   49

        12.13    Third Party Beneficiary Rights.........................................................   49

        12.14    Public Announcement....................................................................   50

        12.15    Company Disclosure Letter..............................................................   50

        12.16    Confidentiality........................................................................   50

        12.17    Entire Agreement.......................................................................   50

        12.18    Waiver Of Jury Trial...................................................................   50


                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of November 12, 2004 (the "AGREEMENT DATE") by and among Symyx Technologies, Inc., a Delaware corporation ("PARENT"), Orion Acquisition Corporation, an Oregon corporation that is a wholly-owned subsidiary of Parent ("SUB"), IntelliChem, Inc., an Oregon corporation ("COMPANY"), and , for purposes of Article 11 only, Paul van Eikeren, as REPRESENTATIVE.

                                    RECITALS

      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the "MERGER"), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and applicable law.

      B. The Boards of Directors, or a duly authorized committee thereof, of Parent, Sub and Company have determined that the Merger is in the best interests of their respective companies and stockholders or shareholders, as applicable, have approved and declared advisable an Agreement and Plan of Merger substantially in the form of this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

      C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement,
(i) the Principal Shareholders and certain other shareholders of Company are executing and delivering to Parent a Voting and Shareholder Agreement and an Irrevocable Proxy in which each such Principal Shareholder or other shareholder will agree to vote all shares of Company capital stock owned by such Principal Shareholder or other shareholder in favor of the Merger and the transactions contemplated by this Agreement; and (ii) each of Paul van Eikeren and Josh van Eikeren are executing and delivering to Parent an Employment Agreement (as defined in Section 5.12) as provided herein.

      D. Upon the Effective Time (as defined in Section 1.36), and subject to the terms and conditions hereof, (i) the shares of capital stock of Company that are outstanding immediately prior to the Effective Time and vested options to purchase capital stock of the Company under the Company Plan (as defined in Section 2.2.1) that are automatically exercised pursuant to Section 2.2.1 will be converted into the right to receive a certain amount of cash from Parent,
(ii) unvested options to purchase capital stock of Company under the Company Plan shall be assumed or replaced with options to purchase Common Stock of Parent subject to and on the terms provided herein, (iv) all other rights to purchase capital stock of Company that are outstanding immediately prior to the Effective Time shall terminate, and (iii) Sub will be merged with and into Company, in each case, as provided in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms will have the meanings set forth below:

      1.1 "AFFIDAVIT" has the meaning given in Section 7.2.1.

      1.2 "AGREEMENT" has the meaning given in the introductory paragraph.

      1.3 "AGREEMENT DATE" has the meaning given in the introductory paragraph.

      1.4 "APPLICABLE LAW" means all federal, state or local laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to a specified Person or to such Person's assets, properties and business.

      1.5 "ARTICLES OF MERGER" means an Articles of Merger in substantially the form attached hereto as Exhibit A.

      1.6 "BALANCE SHEET" has the meaning given in Section 3.8.

      1.7 "BALANCE SHEET DATE" has the meaning given in Section 3.8.

      1.8 "CASH CONSIDERATION" means (i) Merger Consideration (as adjusted pursuant to Section 2.1 hereof), less (ii) the Unvested Company Option Consideration.

      1.9 "CLAIM" has the meaning given in Section 11.5.

      1.10 "CLOSING" has the meaning given in Section 7.1.

      1.11 "CLOSING DATE" has the meaning given in Section 7.1.

      1.12 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      1.13 "COMMON STOCK DISTRIBUTION AMOUNT" means that portion of the Cash Consideration equal to an amount per share of Common Stock of Company to be distributed in accordance with the provisions of Section 2 of Article III of the Company's articles of incorporation, including all amendments thereto, which the parties hereto determine to be an amount equal to $1.08174 per share (subject to adjustment for changes to Company Stock occurring after the date hereof and assuming that those shares of Company Common Stock subject to Company Options as of the Agreement Date that will be vested as of the Closing Date are outstanding as of the Closing Date) prior to adjustment pursuant to Section 2.1 hereof.

      1.14 "COMPANY" has the meaning given in the introductory paragraph.

      1.15 "COMPANY ANCILLARY AGREEMENTS" has the meaning given in Section
3.3.1.

      1.16 "COMPANY BUSINESS" means the business of Company as presently conducted, and shall further include any products of Company currently under development.

      1.17 "COMPANY CERTIFICATES" has the meaning given in Section 7.2.1.

      1.18 "COMPANY COMMON STOCK" means the common stock of Company.

      1.19 "COMPANY DISCLOSURE LETTER" has the meaning given in the introductory paragraph of Article 3.

      1.20 "COMPANY FINANCIAL STATEMENTS" has the meaning given in Section 3.8.

      1.21 "COMPANY IP RIGHTS" has the meaning given in Section 3.13.1.

      1.22 "COMPANY IP RIGHTS AGREEMENTS" has the meaning given in Section
3.13.2.

      1.23 "COMPANY-LICENSED IP RIGHTS" has the meaning given in Section 3.13.1.

      1.24 "COMPANY MATERIAL AGREEMENTS" has the meaning given in Section 3.11.

      1.25 "COMPANY-OWNED IP RIGHTS" has the meaning given in Section 3.13.1.

      1.26 "COMPANY OPTIONS" has the meaning given in Section 2.2.1.

      1.27 "COMPANY PLAN" has the meaning given in Section 2.2.1.

      1.28 "COMPANY PREFERRED STOCK" means the Series A Preferred Stock.

      1.29 "COMPANY SHAREHOLDERS" means the record holders of issued and outstanding Company Stock immediately prior to the Effective Time.

      1.30 "COMPANY SHAREHOLDERS' APPROVAL" has the meaning given in Section
5.10.

      1.31 "COMPANY STOCK" means Company Common Stock and Company Preferred
Stock.

      1.32 "CONSIDERATION ALLOCATION CERTIFICATE" has the meaning given in
Section 2.1.2.

      1.33 "CONTESTED CLAIM" has the meaning given in Section 11.8.2.

      1.34 "DAMAGES" has the meaning given in Section 11.2.

      1.35 "DISSENTING SHARES" has the meaning given in Section 7.3.

      1.36 "EFFECTIVE TIME" means the date and time on which the Merger first becomes legally effective under the laws of the State of Oregon as a result of the filing with the Oregon Secretary of State of the Articles of Merger and any required related certificates pursuant to, and in conformity with, the requirements of Section 60.494 of the Oregon Law.

      1.37 "EMPLOYEE PLANS" has the meaning given in Section 3.16.3.

      1.38 "EMPLOYMENT AGREEMENT" has the meaning given in Section 5.12.

      1.39 "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), excluding Permitted Encumbrances.

      1.40 "ENVIRONMENTAL LAW" has the meaning given in Section 3.20.

      1.41 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      1.42 "ESCROW AGENT" means U.S. Bank National Association.

      1.43 "ESCROW AGREEMENT" has the meaning given in Section 2.3.

      1.44 "ESCROW FUND" has the meaning given in Section 2.3.

      1.45 "ESCROW RELEASE DATE" has the meaning given in Section 2.3.

      1.46 "EXCESS TRANSACTION EXPENSES" has the meaning given in Section 12.7.

      1.47 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      1.48 "GOVERNMENTAL AUTHORITY" means any court, administrative agency, commission or other governmental authority.

      1.49 "GOVERNMENTAL PERMITS" has the meaning given in Section 3.14.3.

      1.50 "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records.

      1.51 "IRREVOCABLE PROXY" means the Irrevocable Proxy in the form attached as Exhibit A to the Voting and Shareholder Agreement.

      1.52 "KNOWLEDGE," means, with respect to any fact, circumstance, event or other matter in question as of the Agreement Date or as of the Effective Time, as applicable, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any executive officer of such party, if used in reference to Company or any Person that is not an individual. Any such individual executive officer will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained through reasonable inquiry by such Person.

      1.53 "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority. 1.54 "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT," when used with reference to any entity or group of related entities, means any event, change, violation or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), operations or results of operations of such entity and its Subsidiaries, taken as a whole with its Subsidiaries; provided, however, that in no event shall (i) a change in the price of the publicly traded stock of Parent, or (ii) changes in general economic conditions or changes affecting the industry generally in which Parent or Company operates or (iii) any adverse change or effect resulting from compliance by Company with the terms of this Agreement or the announcement of the Merger, constitute, in and of itself, a Material Adverse Change or Material Adverse Effect in Parent or Company, as the case may be.

      1.55 "MATERIAL OF ENVIRONMENTAL CONCERN" has the meaning given in Section 3.20.2.

      1.56 "MERGER" has the meaning given in Recital A.

      1.57 "MERGER CONSIDERATION" means consideration in the aggregate amount of $30,000,000, payable in the form of cash and the Unvested Company Option Consideration as herein provided.

      1.58 "NOTICE OF CLAIM" has the meaning given in Section 11.5.

      1.59 "OPTION EXCHANGE RATIO" has the meaning given in Section 2.2.2

      1.60 "OREGON LAW" means Oregon Business Corporation Act.

      1.61 "PARENT" has the meaning given in the introductory paragraph.

      1.62 "PARENT ANCILLARY AGREEMENTS" has the meaning given in Section 4.2.1.

      1.63 "PARENT COMMON STOCK" has the meaning given in Section 2.2.2.

      1.64 "PARENT COMMON STOCK VALUE" has the meaning given in Section 2.2.2.

      1.65 "PARENT DISCLOSURE LETTER" has the meaning given in the introductory paragraph of Article 4.

      1.66 "PARENT INDEMNIFIED PERSON" has the meaning given in Section 11.2.1.

      1.67 "PERSON" means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

      1.68 "PERMITTED ENCUMBRANCE" shall mean (a) liens for taxes and assessments or governmental charge or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; and (b) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings.

      1.69 "PRINCIPAL SHAREHOLDERS" means Paul van Eikeren, Josh van Eikeren and Summit Accelerator Fund, L.P.

      1.70 "PRO RATA SHARE" means each Principal Shareholder's pro rata portion of the Company Stock based on the total number of shares of Company Stock held by all Principal Shareholders.

      1.71 "REGULATIONS" has the meaning given in Section 3.7.1.

      1.72 "REPRESENTATIVE" has the meaning given in Section 11.4.

      1.73 "SEC" means the Securities and Exchange Commission.

      1.74 "SECURITIES ACT" means the Securities Act of 1933, as amended.

      1.75 "SERIES A PREFERRED" means the Company's Series A Preferred Stock.

      1.76 "SERIES A PREFERRED STOCK DISTRIBUTION AMOUNT" means that portion of the Cash Consideration equal to an amount per share of Series A Preferred to be distributed in accordance with the provisions of Section 2 of Article III the Company's articles of incorporation, including all amendments thereto; which the parties hereto determine to be amount equal to $0.70416 per share (subject to adjustment for changes to the Company Stock occurring after the date hereof and assuming that all shares of Company Common Stock subject to Company Options as of the Agreement date are outstanding as of the Closing Date) prior to adjustment pursuant to Section 2.1 hereof.

      1.77 "SUB" has the meaning given in the introductory paragraph.

      1.78 "SUB ANCILLARY AGREEMENTS" has the meaning given in Section 4.2.1.

      1.79 "SUBSIDIARY" of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

      1.80 "SURVIVING CORPORATION" has the meaning given in Section 2.4.

      1.81 "TERMINATING PARTY" has the meaning given in Section 10.3.

      1.82 "TERMINATION DATE" means December 6, 2004.

      1.83 "THIRD-PARTY CLAIM" has the meaning given in Section 11.6.1.

      1.84 "TRANSACTION EXPENSES" has the meaning given in Section 12.7.

      1.85 "UNCERTIFICATED SHARES" means uncertificated shares of Company Stock issuable upon the exercise of any Company Options between the Agreement Date and the Effective Time.

      1.86 "UNVESTED COMPANY OPTION" has the meaning given in Section 2.2.2.

      1.87 "UNVESTED COMPANY OPTION CONSIDERATION" means an amount equal to (i) the product of all shares of Parent Common Stock that will be issuable upon exercise of the Parent Options into which the Unvested Company Options convert times the Parent Common Stock Value; less (ii) the aggregate exercise price for all Unvested Company Options.

      1.88 "VOTING AND SHAREHOLDER AGREEMENT" means a voting and shareholder agreement in the form attached hereto as Exhibit D.

                                    ARTICLE 2
                                   THE MERGER

      2.1 Effect of Merger on Capital Stock.

            2.1.1 Conversion of Sub Stock. At the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

            2.1.2 Effect on Company Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Stock held by a Company Shareholder that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive such portion of the Cash Consideration as set forth below and as more fully set forth on a consideration allocation certificate to be delivered by the Company at Closing (the "CONSIDERATION ALLOCATION CERTIFICATE").

            (a) Each holder of Series A Preferred issued and outstanding immediately prior to the Effective Time shall be entitled to receive the Series A Preferred Distribution Amount for each share of such Series A Preferred.

            (b) Each holder of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the Common Stock Distribution Amount for each share of such Company Common Stock; provided, however, that with respect to each share of Company Common Stock issued immediately prior to the Effective Time as a result of the automatic exercise of a vested Company Option pursuant to Section 2.2.1, Parent shall withhold (in addition to amounts that Parent is otherwise authorized with respect to such Company Option as provided in this Section 2.1.2) that portion of the Common Stock Distribution Amount allocated to such share of Company Common Stock in an amount equal to the per share exercise price (as set forth in the stock option agreement governing the related Company Option) of such share of Company Common Stock, and in each case, as set forth on the Consideration Allocation Certificate.

      The preceding provisions of this Section 2.1.2 are subject to the provisions of Section 2.1.3 (regarding rights of holders of Dissenting Shares) and Section 2.3 (regarding the withholding of Escrow Fund). In no event shall the amount of cash payable under this Agreement by Parent exceed the Cash Consideration as reduced for withholdings pursuant to Section 2.1.2(b) as to the unpaid exercise price for any vested Company Options exercised pursuant to
Section 2.2.1 prior to the Closing for which the exercise price has not been fully paid.

      The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any other applicable legal requirement at the lowest rate permitted by law. To the extent such amounts are properly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            2.1.3 Dissenting Shares. As more fully set forth in Section 7.3, holders of shares of Company Stock who have complied with all requirements for perfecting shareholders' dissenters' rights, as set forth in Sections 60.551 through 60.594 of the Oregon Law, shall be entitled to their rights under the Oregon Law with respect to such shares.

      2.2 Company Options.

            2.2.1 Vested Options, Warrants and Other Rights. Other than as explicitly provided in Section 2.2.2 below, no options, warrants or other rights to purchase Company Common Stock (collectively, "COMPANY OPTIONS"), including without limitation any vested Company Options granted under the Company's 2003 Stock Option Plan (the "COMPANY PLAN"), shall be assumed by Parent, and the Company agrees to take all action necessary to (i) enable each holder of the Company Options to fully exercise the Company Options on or before the Closing;
(ii) provide that all vested Company Options outstanding immediately prior to the Closing with a per share exercise price that is less than the per share Common Stock Distribution

Amount (assuming the exercise of all then outstanding vested Company Options) shall be automatically exercised as of immediately prior to the Effective Time and all shares of Company Common Stock subject thereto shall be immediately issued to the holder of such Company Option (such that at the Effective Time such shares shall be outstanding and such holder shall be a Company Shareholder), provided that the Common Stock Distribution Amount payable with respect to such shares of Company Common Stock shall be subject to Sections 2.1.2(b) and 2.3; (iii) effect the termination of all then outstanding vested Company Options at the Effective Time in accordance with their terms, and (iv) give any notice required under any agreements relating to Company Options as to such acceleration, if any, exercise and termination.

            2.2.2 Unvested Options. At the Effective Time, the unvested portion of each outstanding Company Option to purchase shares of Company Common Stock under the Company Stock Option Plan (the "UNVESTED COMPANY OPTION") will be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a "PARENT OPTION") as set forth in this Section 2.2.2.
Schedule 2.2.2 hereto sets forth (i) a true and complete list as of the date hereof of all holders of outstanding Company Options under the Company Stock Plan, including the number of shares of Company Common Stock subject to each such Company Option, the exercise or vesting schedule, the exercise price per share and the term of each such Company Option; and (ii) any acceleration of the vesting of such Company Options that shall be effective as of the Closing Date.
Schedule 2.2.2 may be updated prior to the Closing Date to reflect any Company Options granted to new employees of the Company from the date hereof to the Closing Date as approved by Parent in accordance with Section 5.3(m) below. Subject to acceleration of Company Options set forth in Schedule 2.2.2, each Unvested Company Option assumed by Parent under this Agreement shall retain its respective vesting schedule under the Company Stock Plan and its respective stock option agreement and each such Unvested Company Stock Option shall continue to be subject to the terms and conditions set forth in the Company Option Plan, except that (i) each such Unvested Company Option will be exercisable for that number of whole shares of Common Stock of Parent ("PARENT COMMON STOCK") equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such Unvested Company Option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such Unvested Company Option were then satisfied, multiplied by the quotient obtained by dividing (A) the price per share paid by Parent from the Common Stock Distribution Amount; by (B) the average closing price of Parent Common Stock on the NASDAQ National Market System for the ten (10) trading days preceding (but not including) the Closing Date, (such quotient, the "OPTION EXCHANGE RATIO" and such average closing price of Parent Common Stock, the "PARENT COMMON STOCK VALUE") rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed or replaced Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Unvested Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding Company Options under such plan, except as set forth on Schedule 2.2.2, the Company shall not accelerate the exercisability or vesting of such Company Options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Company Options in connection with the Merger. As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Unvested Company

Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and that such Company Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2.2 after giving effect to the Merger).

      2.3 Escrow. At the Effective Time, Parent will withhold from the amounts of cash to be paid to Principal Shareholders in the Merger in respect of their Company Stock pursuant to Section 2.1.2, each such Principal Shareholder's Pro Rata Share of $*** of the Cash Consideration as set forth on Schedule 2.3 hereto (such withheld amount of cash, the "ESCROW FUND"). Escrow Agent will hold the Escrow Fund as security for the indemnification obligations of the Principal Shareholders for Damages under Article 11 and an Escrow Agreement in substantially the form attached hereto as Exhibit B to be entered into among the Company, Parent and the Representative (the "ESCROW AGREEMENT"), until the day ***** after the Closing Date (the "ESCROW RELEASE Date").

      2.4 Effects of the Merger. At and upon the Effective Time:

            (a) the separate existence of Sub will cease and Sub will be merged with and into Company, and Company will be the surviving corporation of the Merger (sometimes referred to herein as the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Articles of Merger;

            (b) the Articles of Incorporation of the Surviving Corporation will be amended in their entirety to read as set forth in the Articles of Merger filed with the Oregon Secretary of State;

            (c) the Bylaws of Sub will continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time;

            (d) each share of Company Stock that is outstanding immediately prior to the Effective Time and each vested Company Option that is automatically exercised pursuant to Section 2.2.1 will be converted into the right to receive cash as provided in this Article 2;

            (e) subject to obtaining any required consents, each Unvested Company Option shall be assumed or replaced by Parent and converted into a Parent Option as provided in Section 2.2.2;

            (f) each share of Sub common stock that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation as provided in Section 2.1.1;

            (g) the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

            (h) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the members of the Board of Directors of Sub immediately prior to the Effective Time; and

            (i) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

      2.5 Further Assurances. If, at any time after the Effective Time, any further instruments, deeds, assignments, assurances or other actions are reasonably necessary or desirable to vest the Surviving Corporation with all of the rights and property of the Company or to carry out the purposes and intent of this Agreement, the officers and directors of Company and Sub are fully authorized on behalf of Company or Sub, as the case may be, to execute and deliver all such proper instruments, deeds, assignments and assurances and do all other things necessary or desirable to carry out the purposes and intent of this Agreement.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      Company hereby represents and warrants to Parent that, except as set forth in the letter addressed to Parent from Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company to Parent concurrently herewith (the "COMPANY DISCLOSURE LETTER"), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date. For all purposes of this Agreement, the statements contained in the Company Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Company under Article 3 of this Agreement.

      3.1 Organization and Good Standing. Company is a corporation duly organized and validly existing under the laws of the State of Oregon. Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently proposed to be conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Company. Company has delivered to Parent true and complete copies of its currently effective Articles of Incorporation and Bylaws, each as amended to date. Company is not in violation of its Articles of Incorporation or Bylaws.

      3.2 Subsidiaries. Company has no Subsidiaries or any equity or ownership interest, whether direct or indirect, in, or loans to, any corporation, partnership, limited liability company, joint venture or other business entity. Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity.

      3.3 Power, Authorization and Validity.

            3.3.1 Power and Authority. Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement (the "COMPANY ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by Company.

            3.3.2 No Consents. No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Company to enable Company to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, the Company Ancillary Agreements, and for Company to consummate the Merger, except for the filing of the Articles of Merger with the Oregon Secretary of State.

            3.3.3 Enforceability. This Agreement has been duly executed and delivered by Company. This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect now or hereafter, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      3.4 Capitalization of Company.

            3.4.1 Outstanding Securities. The authorized capital stock of Company consists entirely of: (a) Thirty Million (30,000,000) shares of Company Common Stock, of which, as of the Agreement Date, a total of Fourteen Million Sixty-Two Thousand Four Hundred Fifty-Five (14,062,455) shares are issued and outstanding, and (b) Six Million Five Hundred Fifty-Seven Thousand Three Hundred Seventy-Seven (6,557,377) shares of Company Preferred Stock, all of which are designated Series A Preferred and all of which, as of the Agreement Date are issued and outstanding. The numbers of issued and outstanding shares of Company Common Stock and Company Preferred Stock held by each of the Company Shareholders are set forth in Section 3.4.1 of the Company Disclosure Schedule. Except as expressly set forth in Section 3.4.1 of the Company Disclosure Schedule attached hereto, no shares of Company Common Stock or Company Preferred Stock are issued or outstanding. An aggregate of Four Million (4,000,000) shares of Company Common Stock are reserved and authorized for issuance pursuant to the Company Plan. True and complete copies of the standard option agreement under the Company Plan and each agreement for each Company Option that does not conform to the standard option agreement under the Company Plan have been delivered by Company to Parent. No Company Options have been granted or are outstanding except under and pursuant to the Company Plan.

            3.4.2 Valid Issuance. As of the Closing Date, there will have been no change in the authorized or outstanding capital stock of Company as represented in Section 3.4.1 above. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by Company in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws (both state and federal) and other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments.

            3.4.3 No Other Options, Warrants or Rights. Other than as set forth in Sections 3.4.1 and 3.4.2 above, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Company's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Company's capital stock or obligating Company to grant, issue, extend or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Company's capital stock, and there is no liability for dividends accrued but unpaid.

            3.4.4 No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of Company's outstanding capital stock or any Company Options or to the conversion of any shares of Company's capital stock in the Merger pursuant to any agreement or obligation to which Company or, to Company's knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

      3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under,
(i) any provision of the Articles of Incorporation or Bylaws of Company, as currently in effect, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company or any of its material assets or properties, or (iii) any material instrument, obligation or agreement to which Company is a party or by which its properties or assets are bound, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Company under the terms of any note, bond, mortgage or indenture or any other material instrument, obligation or agreement, or (b) except as set forth in Schedule 3.5 of the Company Disclosure Letter, require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, following the Effective Time, any Company Material Agreement to which Company is a party or by which Company or any of its assets or properties are bound or affected continues to be in full force and effect without any breach or violation thereof. Neither Company's entering into this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement, will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

      3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or, to Company's knowledge, investigation pending against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any court, Governmental Authority or arbitrator, nor, to Company's knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company. To Company's knowledge, there is no reasonable basis for any Person to assert a claim against Company based upon: (a) Company's entering into this Agreement, any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (b) any claim that Company has agreed to sell or dispose of all or any substantial portion of its assets or business or shares of Company Stock to any party other than Parent, whether by way of merger, consolidation, sale or assets or otherwise; (c) any wrongful failure by Company to issue any of its stock or other securities to any party; (d) any rights under any agreement among Company and the Company Shareholders; or (e) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Company or any rights as a Company Shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

      3.7 Taxes.

            3.7.1 The Company has timely filed all material federal, state, local and foreign tax and information returns and reports required by applicable law to be filed by it prior to the Effective Time, has timely paid all material taxes required to be paid by it as shown on such returns, except to the extent that an accrual or reserve for such taxes has been reflected on the Balance Sheet, has established an adequate accrual or reserve for the payment of all material taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet and in any more recent balance sheet of Company provided by Company to Parent on or before the Agreement Date), has made all material required estimated tax payments and, as of the Balance Sheet Date, has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. The amount of Company's liability for unpaid material taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed the amount of the current liability accrual or reserve for taxes (excluding reserves for deferred taxes), as such accrual or reserve is reflected on the Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since the Balance Sheet Date in accordance with past custom and practice. All such returns and reports are true, correct and complete in all material respects, and Company has provided Parent with true and correct copies of all federal and state income or franchise tax returns for the Company for all periods since inception as well as any other returns and reports that have been requested by Parent. Company is not delinquent in the payment of any material tax or in the filing of any material tax returns, and, to the Company's knowledge, no deficiencies for any tax have been threatened, claimed, proposed or assessed against Company. Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any potential assessments that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use tax authority) regarding Company taxes, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of Company is, to the Company's knowledge, under audit by the Internal Revenue Service or any other taxing authority, and any such past audits (if any) have been completed and fully resolved and all taxes and any penalties or interest determined by such audit to be due from Company have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of Company other than liens which arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by Company of any statute of limitations with respect to any taxes or agreement to any extension of time for filing any tax return which has not been filed, and Company has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. Company is not a "personal holding company" within the meaning of Section 542 of the Code. Company has not filed any election under Section 341(f) of the Code. Company has withheld all material taxes, including, but not limited to, federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate taxing authority within the time prescribed by law. Since its inception, Company has not been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the "REGULATIONS"), and Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Regulations. Company neither is a party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Company has never been involved in a distribution, either as a distributing corporation or a controlled corporation, in a transaction qualifying, or intended to be qualified, under Section 355 of the Code. Company has never been a member of an affiliated group filing consolidated returns. Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

            3.7.2 The Company is not obligated to make any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent Section 280G of the Code is applicable to Company.

            3.7.3 For the purposes of this Section 3.7, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax. The term "returns" shall include all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

      3.8 Financial Statements. The Company has delivered to Parent its audited financial statements (balance sheet and statement of operations) at December 31, 2003 and for the fiscal year then ended, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at and for the nine-month period ended September 30, 2004 (the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that the Company Financial Statements do not include a statement of cash flows, nor do the Company Financial Statements contain the footnotes required by generally accepted accounting principles. The Company Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Without limitation of the foregoing, the Company Financial Statements prepared as of September 30, 2004 ("BALANCE SHEET DATE") have been prepared in accordance with generally accepted accounting principles for interim financial information, and all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2004 and the results of its operations for the nine (9) month period then ended. Except as set forth in the balance sheet at the Balance Sheet Date ("BALANCE SHEET"), the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Balance Sheet or otherwise in the Company Financial Statements. Except as disclosed in the Company Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

      3.9 Title to Properties. Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties used in Company's business, free and clear of all Encumbrances, other than liens for current taxes that are not yet due and payable and except for liens which in the aggregate do not secure more than $25,000 in liabilities. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, where such violation would result in a Material Adverse Effect on the Company, nor has Company received any notice of violation of law with which it has not complied. Company does not own any real property. Schedule 3.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company with an individual value of $25,000 or greater.

      3.10 Absence of Certain Changes. Since the Balance Sheet Date, Company has operated its business in the ordinary course, consistent with its past practice, and there has not been with respect to Company any:

            (a) Material Adverse Change;

            (b) amendment or change in the Articles of Incorporation or Bylaws;

            (c) incurrence, creation or assumption by Company of (i) any Encumbrance on any of the assets or properties of Company, (ii) any obligation or liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

            (d) grant or issuance of any options, warrants or other rights to acquire from Company, directly or indirectly, except as described in Sections
3.4.1 and 3.4.2, or any offer, issuance or sale by Company of, any debt or equity securities of Company;

            (e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company's capital stock, or any acceleration or release of any right to repurchase shares of Company's capital stock upon any shareholder's termination of employment or services with Company or pursuant to any right of first refusal;

            (f) payment or discharge by Company of any liability of Company or Encumbrance on any asset or property of Company in an amount in excess of $10,000 for any liability or Encumbrance, other than payments or discharges by Company in the ordinary course of business, consistent with past practices;

            (g) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Company, other than purchases, licenses, sales, assignments or other dispositions or transfers in the ordinary course of business, consistent with past practices;

            (h) damage, destruction or loss of any material property or asset, whether or not covered by insurance;

            (i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

            (j) change or increase in the compensation, including severance compensation, payable or to become payable to any of the officers, directors, employees or consultants of Company or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents, other than changes or increases in the ordinary course of business, consistent with past practices;

            (k) change with respect to the management or other key personnel of Company;

            (l) obligation or liability incurred by Company to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to Company officers in the ordinary course of Company's business, consistent with its past practice;

            (m) making by Company of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder of Company or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

            (n) entering into, amendment of, relinquishment, termination or non-renewal by Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with its past practice, or any written or oral indication or assertion by the other party thereto of any material problems with Company's services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

            (o) assertion by any customer of Company of any material complaint regarding Company's services or products that has not been addressed or is being addressed by Company by such methods that Company employs in the ordinary course of business, consistent with past practices;

            (p) agreement made by Company to provide exclusive services to any Person or not to engage in any type of business activity;

            (q) material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

            (r) entering into by Company of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company that involves in excess of $20,000 or that is not entered into in the ordinary course of Company's business, consistent with its past practice, or the conduct of any business or operations other than in the ordinary course of Company's business, consistent with its past practice;

            (s) license, transfer or grant of a right under any Company IP Rights, other than non-exclusive licenses to end-user customers in the ordinary course of business, consistent with past practices; or

            (t) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any material revaluation by Company of any of its material assets.

      3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 of the Company Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, leases, licenses, permits, assignments, mortgages, transactions, obligations, commitments or other instruments to which Company is a party or to which Company or any of its assets or properties is bound:

            (a) any contract or agreement providing for payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $50,000 or more;

            (b) any contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) Company, or providing for the purchase or license of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property to (or for the benefit or use of) Company, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $500 per copy);

            (c) any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

            (d) any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability;

            (e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

            (f) any lease or other agreement under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

            (g) any agreement that restricts Company from engaging in any aspect of its business, from participating or competing in any line of business or market, from freely setting prices for Company's products, services or technologies (including, but not limited to, most favored customer pricing provisions), from engaging in any business in any market or geographic area, or from soliciting potential employees, consultants, contractors or other suppliers or customers;

            (h) any Company IP Rights Agreement other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat;

            (i) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

            (j) any contract with or commitment to any labor union; and

            (k) any Governmental Permit.

      A true and complete copy of each agreement or document required by these subsections (a) through (k) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter (such agreements and documents being herein collectively referred to as the "COMPANY MATERIAL AGREEMENTS") and a copy of each Governmental Permit required by subsection (k) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter has been delivered to Parent's legal counsel.

      3.12 No Default; No Restrictions.

            3.12.1 Company is not, nor to Company's knowledge is any other party, in material breach or default under any Company Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) could reasonably be expected to, (i) result in a violation or breach by Company, or to Company's knowledge, by any other party, of any of the provisions of any Company Material Agreement, other than a violation or breach that would not result in a Material Adverse Effect on the Company, or (ii) give any third party (A) the right to declare a material breach under any Company Material Agreement, (B) the right to a material refund, rebate, chargeback or penalty under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement. Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement. Company has no material liability for renegotiation of government contracts or subcontracts, if any.

            3.12.2 Company is not a party to, and no asset or property of Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, Company or, following the Effective Time, the Surviving Corporation or Parent, from freely engaging in any business now conducted or contemplated by Company or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company may address in operating its business or restricting the prices which Company may charge for its products, technology or services), or includes any grants by Company of exclusive rights or licenses.

      3.13 Intellectual Property.

            3.13.1 Company (a) owns and has independently developed, or (b) has the valid right or license to all Intellectual Property material to the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the "COMPANY IP RIGHTS"). Such Company IP Rights include all rights necessary for such conduct of the Company Business. As used in this Section 3.13, "COMPANY-OWNED IP RIGHTS" means Company IP Rights which are owned by Company; and "COMPANY-LICENSED IP RIGHTS" means Company IP Rights which are not Company-Owned IP Rights.

            3.13.2 Neither the execution, delivery and performance of this Agreement, the Articles of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which Company is a party (collectively, the "COMPANY IP RIGHTS AGREEMENTS"); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or
(c) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Company to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by Company to the extent necessary for the conduct of the Company Business and none will become payable as a result of the consummation of the transactions contemplated by this Agreement, in and of themselves.

            3.13.3 Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party in any material respect. There is no pending or, to the best knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right nor, to the best knowledge of Company, is there any legitimate basis for any such claim, nor has Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Company, is there any legitimate basis for any such assertion.

            3.13.4 To the Company's knowledge, no current or former employee, consultant or independent contractor of Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the best knowledge of the Company, the employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Company, whether such liability is based on contractual or other legal obligations to such third party.

            3.13.5 Company has taken necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of Company material confidential information and to preserve and maintain all Company's interests and proprietary rights in Company IP Rights. All officers, employees and consultants of Company having access to proprietary information of Company, its customers or business partners and inventions owned by Company, have executed and delivered to Company an agreement regarding the protection of such proprietary information and the assignment of Company's inventions to Company (in the case of proprietary information of Company's customer and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Parent's counsel. Company has secured valid written assignments from all of Company's consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any

Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

            3.13.6 Schedule 3.13.6 of the Company Disclosure Letter contains a true and complete list of (a) all worldwide registrations made by or on behalf of Company of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars; and
(b) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All patent applications, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights held by Company are valid, enforceable and subsisting.

            3.13.7 Schedule 3.13.7 of the Company Disclosure Letter contains a true and complete list of (a) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any Person is authorized to use any Company IP Rights, and (b) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat.

            3.13.8 To Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of Company. Company has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by Company.

            3.13.9 No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of Company) was used in the development of the computer software programs or applications owned by Company. No current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

      3.14 Compliance with Laws.

            3.14.1 Company has materially complied, and is now and at the Closing Date will be in material compliance, with all Applicable Law, unless failure to comply would not have a Material Adverse Effect on the Company. Company holds all valid material licenses and other governmental permits that are necessary and/or legally required to be held by it to conduct its business as presently conducted.

            3.14.2 All materials and products distributed or marketed by Company have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials and products has been inaccurate, misleading or deceptive in any material respect.

            3.14.3 Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities that are necessary for Company to conduct its present business without any material violation of Applicable Law ("GOVERNMENTAL PERMITS"), and all such Governmental Permits are in full force and effect. Company has not received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

            3.14.4 Neither Company nor, to the Company's knowledge, any director, officer, agent or employee of Company has, for or on behalf of Company, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Applicable Law.

      3.15 Certain Transactions and Agreements. None of the Principal Shareholders, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, does business with, or has any contractual arrangement with, Company (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of the officers, directors, shareholders or employees of Company, nor any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Parent. None of the officers, directors, shareholders or employees of Company, nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible (including, but not limited to, any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the business of Company, except for the rights of a shareholder.

      3.16 Employees, ERISA and Other Compliance; Independent Contractors.

            3.16.1 Company is in compliance in all material respects with all Applicable Laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. A list of all employees, officers and consultants of Company and their current title and/or job description, current compensation rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all employees is set forth in Schedule 3.16.1 of the Company Disclosure Letter. Except as set forth in Schedule 3.16.1 of the Company Disclosure Letter, Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

            3.16.2 Company (a) is not now, nor has it ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) has no current labor disputes. The Company does not have knowledge (a) of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on its labor relations, or (b) that any of Company's key employees listed on Exhibit G intends to leave the Company's employ. All of Company's employees are legally permitted to be employed by Company in their current job capacities under Applicable Laws.

            3.16.3 Schedule 3.16.3 of the Company Disclosure Letter lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, and
(ii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, to which the Company contributes to or has any obligation to or liability for (collectively, the "EMPLOYEE PLANS"). Each Employee Plan may be, and provides that it may be, amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA, or benefits to which a plan participant or beneficiary has accrued a vested right, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability. None of the Employee Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a "Defined Benefit Plan") or is a "multiemployer plan" within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan") and the Company has never (i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan. The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA") or other applicable legal requirements. All expenses and liabilities relating to all of the Employee Plans described in Schedule 3.16.3 of the Company Disclosure Letter have been, and will on the Closing be, fully and properly accrued on the Company's books and records and are disclosed on the Company Financial Statements and such Employee Plans have no unfunded liabilities not reflected on the Company Financial Statements.

            3.16.4 Each independent contractor that currently performs or has in the past performed services for the Company are subject to written agreements with the Company, copies of which have been provided to counsel for Parent. All such independent contractors have been fully paid all amounts owing to them by the Company through the date hereof, and there are no disputes or controversies between any such independent contractor and the Company whatsoever, including without limitation, disputes regarding amounts owned or ownership of Intellectual Property. All such written agreements are in full force and effect, and neither the Company nor any such independent contractor is in breach thereof.

      3.17 Corporate Documents. Company has provided or made available to Parent copies of documents and information identified in the Company Disclosure Letter or in any schedule thereto or in any other Exhibit or Schedule called for by this Agreement which are complete and correct in all material respects, including the following: (a) copies of Company's Articles of Incorporation and Bylaws, as currently in effect; (b) Company's minute book containing records of all proceedings, consents, actions and meetings of Company's Board of Directors, committees of the Board of Directors and Shareholders; (c) Company's stock ledger and journal reflecting all stock issuances and transfers, and all grants of other Company securities; (d) all Governmental Permits, and all applications for such Governmental Permits; and (e) all Company Material Agreements.

      3.18 No Brokers. Neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company or any of its employees, officers, directors, stockholders, agents or affiliates.

      3.19 Insurance. Company maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, to the Company's knowledge, customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company, including without limitation all legally required workers' compensation insurance and casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Company is otherwise in material compliance with the terms of such policies and bonds and all such policies are in full force and effect. The Company does not have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      3.20 Environmental Matters.

            3.20.1 Company is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. Company has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the material compliance by Company with any current Environmental Law in the future. To

Company's knowledge, no current or prior owner of any property leased, used, occupied or possessed by Company has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company has not complied with, or is not in compliance with, any Environmental Law. All permits and other governmental authorizations currently held by Company pursuant to any Environmental Law (if any) are identified in Schedule 3.20 of the Company Disclosure Letter.

            3.20.2 For purposes of this Section 3.20: (a) "ENVIRONMENTAL LAW" means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of any Material of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Material of Environmental Concern; and (b) "MATERIAL OF ENVIRONMENTAL CONCERN" includes chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

      3.21 Board Actions. The Board of Directors of Company (a) has unanimously determined that the Merger is in the best interests of the Company Shareholders and is on terms that are fair to such Company Shareholders, and has recommended the Merger to the Company Shareholders, and (b) will submit the Merger, this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that Company Shareholder approval is required thereof under applicable law and Company's Articles of Incorporation and Bylaws, to the vote and approval of or consent by the Company Shareholders.

      3.22 Disclosure. Neither this Agreement, its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered by Company to Parent under this Agreement, taken together, to the Company's knowledge, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub hereby represent and warrant to Company that, except as set forth in the letter addressed to Company from Parent and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Parent to Company concurrently herewith (the "PARENT DISCLOSURE LETTER"), each of the representations, warranties and statements contained in the following sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Parent Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Parent and Sub under Article 4 of this Agreement.

      4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and has the corporate power and authority to own, operate and lease its properties and to carry on its business. Parent owns all of the issued and outstanding capital stock of Sub. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the properties owned, leased or operated by it or the nature its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on Parent. Parent has made available to Company true and complete copies of the Articles of Incorporation and Bylaws Sub, as currently in full force and effect.

      4.2 Power, Authorization and Validity.

            4.2.1 Power and Authority. Parent has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Parent is or will be a party that are required to be executed pursuant to this Agreement (the "PARENT ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Parent. Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement (the "SUB ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Sub.

            4.2.2 No Consents. No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Sub to enable Parent and Sub to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements or the Sub Ancillary Agreements, and for Parent and Sub to consummate the Merger, except for: (a) the filing of the Articles of Merger with the Oregon Secretary of State; (b) the filing by Parent of such reports and information with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (c) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to the Unvested Company Options assumed by Parent, (d) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement; and (e) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws.

            4.2.3 Enforceability. This Agreement has been duly executed and delivered by Parent and Sub. This Agreement and the Parent Ancillary Agreements are, or when executed by Parent will be, valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      4.3 No Conflict. Neither the execution and delivery of this Agreement nor any of the Parent Ancillary Agreements or Sub Ancillary Agreements by Parent or Sub, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Sub, as currently in effect, (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent, Sub or any of their respective material assets or properties, or (iii) any material instrument, obligation or agreement to which Parent or Sub is a party or by which its properties or assets are bound, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Parent or Sub under the terms of any note, bond, mortgage or indenture or any other material instrument, obligation or agreement.

      4.4 Finders or Brokers. None of Parent, Sub, the other Subsidiaries of Parent, the Boards of Directors (or any committee thereof) of Parent and Sub or any member of such Boards of Directors (or committee) has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

      4.5 Availability of Funds. Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Cash Consideration.

                                    ARTICLE 5
                              COVENANTS OF COMPANY

      During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, Company covenants and agrees with Parent as follows:

      5.1 Advise of Changes. Company will promptly advise Parent in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of Company pursuant to this Agreement or any Company Ancillary Agreement, or (c) Material Adverse Change in Company.

      5.2 Maintenance of Business. Company will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers and others with whom Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If Company becomes aware of a material deterioration in the relationship with any key customer, advertiser, supplier or business partner, it will promptly bring such information to Parent's attention in writing and, if requested by Parent, will exert commercially reasonable efforts to promptly restore the relationship.

      5.3 Conduct of Business. Except as expressly contemplated by this Agreement, Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course, and Company will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

            (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

            (b) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of Company's business, consistent with its past practices;

            (c) enter into any transaction or agreement that involves payments of more than $50,000 either from or to Company (or payments from and to Company which exceed $100,000 in the aggregate) or that involves the performance of obligations over a period of three (3) months or more from the date of execution thereof, other than transactions or agreements entered into in the ordinary course of business, consistent with past practices or take any other action not in the ordinary course of Company's business, consistent with its past practices;

            (d) grant any Encumbrance on any of its assets;

            (e) sell, transfer or dispose of any of its assets except in the ordinary course of Company's business, consistent with its past practice;

            (f) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

            (g) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant or amend or enter into any employment, consulting agreement or severance agreement with any such Person or create or amend any Company Benefit Arrangement; provided, however, that (i) the Company shall cause each Company Option held by each member of the Board of Directors, the chief financial officer and each employee who is not offered employment by the Parent or the Surviving Corporation at the Closing on substantially similar terms and conditions as his or her employment with the Company to accelerate and become immediately exercisable and vested as to 100% of the shares subject to the Company Option immediately prior to the Closing; and (ii) the Company may, after consultation with the Parent, cause those Company Options identified on
Schedule 2.2.2 that are not subject to automatic acceleration to so accelerate and become immediately exercisable and vested as to not more than 25% of the shares subject to the Unvested Company Options immediately prior to the Closing;

            (h) change any of its accounting methods;

            (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of Company in connection with the termination of their services to Company at the original purchase price of such stock or other securities), pay or distribute any cash or property to any shareholder or security holder of Company or make any other cash payment to any shareholder or security holder of Company;

            (j) amend or terminate any material contract, agreement or license to which Company is a party, other than any amendments or terminations in the ordinary course of business, consistent with past practices;

            (k) terminate, or modify the terms of, the Company's agreements with any of the independent contractors which are in effect as of the date hereof;

            (l) waive or release any material right or claim;

            (m) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of capital stock upon the exercise of outstanding Company Options listed on Section 3.4.1 of the Company Disclosure Schedule or any other issuances contemplated by Section 3.4.1 of the Company Disclosure Schedule;

            (n) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

            (o) merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or other entity (other than Parent or Sub);

            (p) amend its Articles of Incorporation or Bylaws;

            (q) license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party other than in the ordinary course of business consistent with past practices;

            (r) materially change any insurance coverage;

            (s) agree to any audit assessment by any taxing authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Parent for its review at a reasonable time prior to filing;

            (t) modify or change the purchase prices of any capital stock of Company; or

            (u) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

      5.4 Regulatory Approvals. Company will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. Company will use all commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

      5.5 Necessary Consents. Company will promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on Company's business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which Company is a party or is bound or by which any of its assets is bound.

      5.6 Litigation. Company will notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or shareholders in their capacity as such.

      5.7 No Other Negotiations. Company will not, and will not authorize, knowingly encourage or permit any director, officer, employee, shareholder, affiliate or agent of Company or any attorney, investment banker or other Person on Company's or their behalf to, directly or indirectly: (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any offer or proposal from any Person concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any Person (other than Parent) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iv) participate in any discussions or negotiations with any Person (other than Parent) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (v) cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction. Company will promptly notify Parent orally and in writing of any inquiries or proposals received by Company or its directors, officers, employees, shareholders, affiliates or agents regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this
Section 5.7 by any director or officer of Company or any attorney, investment banker or other director or representative of Company authorized to act for the Company shall be deemed a breach of this Section 5.7 by Company. As used herein, the term "ALTERNATIVE TRANSACTION" means any commitment, agreement or transaction, other than as contemplated by this Agreement, involving or providing for (a) the possible disposition of all or any substantial portion of Company's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination, or (b) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act.

      5.8 Access to Information. Subject to the terms and conditions of this Agreement relating to the confidentiality and use of confidential and proprietary information, Company will allow Parent and its agents reasonable access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Company, including, but not limited to, any and all information relating to Company's taxes, commitments, contracts, leases, licenses, liabilities, financial condition and real, personal and intangible property. Company will use its commercially reasonable best efforts to cause its accountants to cooperate with Parent and its agents in making available all financial information reasonably requested by Parent, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

      5.9 Satisfaction of Conditions Precedent. Company will use best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9, and Company will use best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

      5.10 Company Shareholder Approval.

            5.10.1 Promptly after the Agreement Date, Company will take all action necessary in accordance with the Oregon Law and its Articles of Incorporation and Bylaws to convene a special meeting of Company shareholders to be held as promptly as practicable for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger or to secure the written consent of Company shareholders with respect thereto (such meeting or written consent, the "COMPANY SHAREHOLDERS' APPROVAL"). Company will use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the Oregon Law and Company's Articles of Incorporation and Bylaws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, if a meeting of the Company shareholders is held to seek the

Company Shareholders' Approval, Company may adjourn or postpone a Company shareholders' meeting to the extent necessary to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business at the Company shareholders' meeting. Company shall ensure that the Company shareholders' meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company shareholders' meeting are solicited, or to the extent the Company secures written consent of the Company's shareholders, that such solicitation is done in compliance with the Oregon Law, its Articles of Incorporation and Bylaws and all other applicable legal requirements. Company's obligation to call, give notice of, convene, hold and conduct the Company shareholders' meeting or otherwise to solicit the consent of its shareholder hereunder shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Alternative Transaction, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

            5.10.2 The Board of Directors of Company shall recommend that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company shareholders' meeting. Any communication sent to Company Shareholders shall include a statement to the effect that the Board of Directors of Company has recommended that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company shareholders' meeting. Neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger.

      5.11 Retention of Employees. Company will use all commercially reasonable efforts to retain for continued employment following the Closing, all employees of Company identified by Parent, and Company will promptly notify Parent if any of Company's officers receive oral or written notice or otherwise become aware that any of such employees intends to leave Company's employ.

      5.12 Employment Agreements. Each of Paul Van Eikeren and Josh Van Eikeren shall execute and deliver to Parent an employment agreement in the form attached hereto as Exhibit C ("EMPLOYMENT AGREEMENT") to be effective as of the Closing.

                                    ARTICLE 6
                                PARENT COVENANTS

      During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10 (or during such other time period as may be specified below), Parent covenants and agrees with Company as follows:

      6.1 Advise of Changes. Parent will promptly advise Company in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of Parent or Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement, or (c) Material Adverse Change in Parent.

      6.2 Regulatory Approvals. Parent will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement. Parent will use all commercially reasonable efforts to obtain, and to cooperate with Company to promptly obtain, all such authorizations, approvals and consents. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements, or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, or any of its affiliates or Company, or the holding separate of the shares of Company Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Stock.

      6.3 Satisfaction of Conditions Precedent. Parent will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and Parent will use all commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

      6.4 Form S-8. Parent agrees to file, as soon as practicable on or after (but no later than 2 business days) after the Closing, a registration statement on Form S-8 covering the sale of shares of Parent Stock issuable pursuant to outstanding Unvested Company Options under the Company Plan assumed by Parent pursuant to the terms hereof. Company will cooperate and assist Parent in the preparation of such registration statement.

      6.5 Employee Matters. Following the Effective Time, Parent or its affiliates will provide each employee of Company who continues as an employee of Parent or any of its affiliates (a "CONTINUING EMPLOYEE") employee benefits that are reasonably equivalent to employee benefits provided to similarly situated employees of Parent, and full credit for prior service with Company for purposes of (i) eligibility and vesting under Parent's employee benefit plans, (ii) determination of benefits levels under any Parent employee benefit plans or policies relating to vacation or severance and (iii) determination of "retiree" status under any Parent employee benefit plans, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause Parent or its affiliates or any Parent employee benefit plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the Parent's employee benefit plan. With respect to any health plans in which Continuing Employees are eligible to participate after the Effective Time, Parent and its affiliates shall waive all limitations as to pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees (to the extent such exclusion was waived under applicable health plans offered to such employees by Company).

                                    ARTICLE 7
                                 CLOSING MATTERS

      7.1 Closing. Subject to termination of this Agreement as provided in
Article 10, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California at 2:00 p.m., Pacific Time on the first business day after all of the conditions to Closing set forth in Sections 8 and 9 have been satisfied and/or waived in accordance with this Agreement, or at such other place, time or date as Parent and Company may mutually agree (the "CLOSING Date"). Concurrently with the Closing or at such later date and time as may be mutually agreed by Parent and Company, the Articles of Merger will be filed with the Oregon Secretary of State.

      7.2 Exchange.

            7.2.1 At the Effective Time, outstanding shares of Company Stock as of immediately prior to the Effective Time (other than Dissenting Shares for which dissenters rights have been or will be perfected in accordance with the Oregon Law) will, by virtue of the Merger and without further action, be cancelled and extinguished, and all such shares will be automatically converted into the right to receive from Parent, and shall be exchangeable for, the amount of cash to which the holder thereof is entitled pursuant to Section 2.1.2, subject to the provisions of Sections 2.1.3, and 2.3.

                  (a) Promptly following the Agreement Date, Parent shall appoint an agent (the "PAYMENT AGENT") for the purpose of exchanging for those amounts distributable pursuant to Section 2.1.2 hereof certificates (the "COMPANY CERTIFICATES") and Uncertificated Shares, in each case representing shares of Company Stock outstanding as of immediately prior to the Effective Time. Prior to the Effective Time, Parent shall make available, subject to
Section 2.3 hereof, to the Payment Agent, an amount equal to the Cash Consideration (less the Escrow Fund) to be paid in respect of Company Stock outstanding as of immediately prior to the Effective Time. As promptly as reasonably practicable following the Agreement Date, and in any event within two
(2) business days, Parent shall send, or shall cause the Payment Agent to send, to each Company Shareholder, (i) a letter of transmittal in substantially the form attached hereto as Exhibit E and (ii) instructions for use in effecting the exchange of Company Certificates and Uncertificated Shares for the cash payment distributable pursuant to Section 2.1.2.

                  (b) Each holder of Company Stock that, by virtue of the Merger, has been canceled and extinguished and automatically converted into the right to receive the Cash Consideration shall be entitled to receive, upon surrender to the Payment Agent of (i) a Company Certificate (or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Parent (an "AFFIDAVIT")) (provided, however, that the holders of Uncertificated Shares identified as such on the Consideration Allocation Certificate shall not be required to comply with clause (i) with respect to such Uncertificated Shares), together with (ii) a properly executed and completed letter of transmittal, the Cash Consideration payable for each share of Company Stock represented by such Company Certificate, Affidavit or Uncertificated Shares, as the case may be. For purposes of clarification, in the event a Company Shareholder shall have complied with clauses (i) and (ii) above prior to the Closing Date, Parent shall cause the Payment Agent to deliver to such Company Shareholder, at the Effective Time, the Cash Consideration payable with respect to the Company Stock represented by such surrendered Company Certificates, Affidavit or Uncertificated Shares, as the case may be.

            7.2.2 After the Effective Time there will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or an Affidavit are presented for any reason, they will be cancelled and exchanged as provided in this Section 7.2.

            7.2.3 Until Company Certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1, such Company Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive cash in the amounts determined in accordance with the provisions of Section 2.1.2.

      7.3 Dissenters' Rights. If holders of Company Stock are entitled to appraisal rights pursuant to the Oregon Law in connection with the Merger, any shares held by Company Shareholders who exercise and perfect such appraisal rights ("DISSENTING SHARES") will not be converted into a right to receive cash, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the Oregon Law. Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by Company for appraisal of Company Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Parent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. In the event that any Company Shareholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Parent shall, as of the later of the Effective Time or ten business days from the occurrence of such event, deliver, upon surrender by such shareholder of its Company Certificate(s), the Cash Consideration without interest thereon, to which such shareholder would have been entitled to under Section 2.1.2.

                                    ARTICLE 8
                      CONDITIONS TO OBLIGATIONS OF COMPANY

         Company's obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed by Company):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date except where failure to be true and correct would not result in a Material Adverse Effect on the Parent or Sub (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates).

      8.2 Covenants. Parent will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing).

      8.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement.

      8.4 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including, but not limited to, requirements under applicable federal and state securities laws.

                                    ARTICLE 9
                       CONDITIONS TO OBLIGATIONS OF PARENT

      Parent's obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

      9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date, except where failure to be true and correct would not result in a Material Adverse Effect on the Company (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Parent will have received a certificate to such effect executed by Company's President or Chief Executive Officer.

      9.2 Covenants. Company will have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Company on or before the Closing), and at the Closing Parent will have received a certificate to such effect executed by Company's President or Chief Executive Officer.

      9.3 No Material Adverse Change. There will not have been any Material Adverse Change in Company from the date of this Agreement that is still continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Parent will have received a certificate to such effect executed by Company's President or Chief Executive Officer.

      9.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Parent's right (or the right of any Subsidiary of Parent) to own, retain, use or operate any of its products, properties or assets (including securities, properties or assets of Company) on or after consummation of the Merger or seeking a disposition or divestiture of any such products, properties or assets, except where such prohibition or limitation could be reasonably expected to have a Material Adverse Effect on Company or Parent. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Company or Parent.

      9.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

      9.6 Opinion of Company's Counsel. Parent will have received from Davis Wright Tremaine LLP, counsel to Company, an opinion opining to the matters set forth in Exhibit F.

      9.7 Consents. Parent shall have received duly executed copies of all third-party consents set forth in Schedule 3.5 of the Company Disclosure Letter.

      9.8 Company Shareholder Approvals. This Agreement, the Company Ancillary Agreements and the Merger will have been duly and validly approved, authorized and adopted, as required by applicable law and Company's Articles of Incorporation and Bylaws, by the valid and affirmative vote of more than ninety percent (90%) of each of the outstanding shares of Company Common Stock and Company Preferred Stock.

      9.9 Employment Matters. None of the key Company employees identified by Parent in Exhibit G hereto shall have terminated their employment with Company and Parent and Company shall have received a release in a form reasonably acceptable to the Parent from Matthew Wallach.

      9.10 Termination of Vested Company Options. All vested Company Options shall have been terminated in full prior to the Closing Date.

      9.11 Ancillary Agreements. Each Employment Agreement shall be in full force and effect.

      9.12 Resignation of Directors and Officers. The directors and officers of Company in office immediately prior to the Effective Time will have resigned as directors and officers of the Company in writing effective as of the Effective Time.

      9.13 Consideration Allocation Certificate. Company shall deliver the Consideration Allocation Certificate which spreadsheet shall be certified as complete and correct by the President or Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, all Company Shareholders and holders of Company Options and their respective addresses, the number of shares of Company Stock and/or vested Company Options held by such persons and the respective certificate numbers (or, if applicable, that such shares are Uncertificated Shares), the Cash Consideration to be paid to each Company Shareholder or holders of Company Options and the amount of cash to be deposited into the Escrow Fund on behalf of each Company Shareholder. The Consideration Allocation Certificate shall also include the information called for in Schedule 2.2.2 as of the Closing Date for Unvested Company Options.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

      10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Company.

      10.2 Unilateral Termination.

            10.2.1 Either Parent or Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

            10.2.2 Either Parent or Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the Merger shall not have been consummated by midnight Pacific Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in
Article 8 or Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

            10.2.3 Either Parent or Company may terminate this Agreement at any time prior to the Effective Time if the other has committed (or, in the case of a termination by Company, Sub has committed) a material breach of (a) any of such party's representations and warranties contained in this Agreement or (b) any of such party's covenants contained in this Agreement, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.3.

            10.2.4 Parent, by giving written notice to Company, may terminate this Agreement if a Material Adverse Change in Company has occurred and such Material Adverse Change continues for a period of ten (10) days following written notice by Parent to Company.

      10.3 No Liability for Termination. Termination of this Agreement by a party (the "TERMINATING PARTY") in accordance with the provisions of this
Article 10 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of this Article 10 and Article 12 shall survive any termination of this Agreement.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

      11.1 Survival of Representations. All representations and warranties of Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby and all representations and warranties of Principal Shareholders contained in the Company Ancillary Agreements will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) **** from the Closing Date; provided, however, that Parent and any Parent Indemnified Person shall be entitled to seek recovery for the fraudulent breach of any representation or warranty until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages. All representations and warranties of Parent and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect into perpetuity, regardless of any investigation made by or on behalf of any of the parties to this Agreement. All covenants of the parties shall survive according to their respective terms.

      11.2 Agreements to Indemnify.

            11.2.1 Each Principal Shareholder shall, severally and not jointly, based on such holder's Pro Rata Share of the Escrow Fund, indemnify and hold harmless, Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders, shareholders and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a "PARENT INDEMNIFIED PERSON" and collectively as "PARENT INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys' fees, other professionals' and experts' reasonable fees, and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of: (i) any breach of, or default in, any of the representations, warranties or covenants given or made by Company in this Agreement or in the Company Disclosure Letter or in any certificate delivered by or on behalf of Company or an officer of Company pursuant hereto; or (ii) any Excess Transaction Expenses.

            11.2.2 Any claim of indemnity made by a Parent Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Representative (as defined in Section 11.4) by no later than the Escrow Release Date and, if raised by such date, such claim shall survive the Escrow Release Date until final resolution thereof pursuant to the terms of this Agreement.

            11.2.3 Parent and Sub shall, jointly and severally, indemnify and hold harmless the Company Shareholders and their respective officers, directors, agents, representatives, stockholders, shareholders and employees, and each Person, if any, who controls or may control such Company Shareholder within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a "COMPANY SHAREHOLDER INDEMNIFIED Person" and collectively as the "COMPANY SHAREHOLDER INDEMNIFIED PERSONS") from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any breach of, or default in, any of the representations, warranties or covenants given or made by Parent or Sub in this Agreement or in any Parent Ancillary Agreement or in any Sub Ancillary Agreement.

      11.3 Limitation.

            11.3.1 Notwithstanding anything to the contrary set forth herein, the Principal Shareholders shall not have any liability under Section 11.2.1 unless the aggregate of all Damages thereunder exceeds $*** (the "DAMAGE THRESHOLD"), in which case the Parent Indemnified Persons shall be entitled to recover all Damages, including the amount equal to the Damage Threshold; provided, however, that the Damage Threshold shall not apply to Excess Transaction Expenses.

            11.3.2 Except for fraudulent or intentional misrepresentation by a Principal Shareholder, at the Effective Time, the liability of each such Principal Shareholder pursuant to Section 1.2.1 hereof shall not exceed such holder's Pro Rata Share of the Escrow Fund and the Escrow Fund shall be the sole and exclusive remedy for the indemnity obligations of the Principal Shareholders. In no event shall a Principal Stockholder be liable for the fraudulent or intentional misrepresentation of another Principal Shareholder.

            11.3.3 For the purposes of computing the individual or aggregate amounts of Damages, the amount of each Claim shall be calculated (i) net of any tax benefits realized by a Parent Indemnified Person as a result of the incurrence or payment of such Damages, and (ii) net of any insurance proceeds payable to any Parent Indemnified Person (net of any premiums paid by Parent or Company following the Effective Date).

      11.4 Appointment of Representative. Each Principal Shareholder approves the designation of and designates Paul van Eikeren as the representative of the Principal Shareholders and as the attorney-in-fact and agent for and on behalf of each Principal Shareholder (the "REPRESENTATIVE") with respect to claims for indemnification under Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to:
(a) authorize the release or delivery to Parent of Escrow Fund in satisfaction of indemnity claims by Parent or any other Parent Indemnified Person pursuant to

Article 11; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Principal Shareholder with respect to the disposition, settlement or other handling of all claims under Article 11 and all rights or obligations arising under Article 11. The Principal Shareholders will be bound by all actions taken and documents executed by the Representative in connection with
Article 11, and Parent will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Principal Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. The Principal Shareholders shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. If the Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Principal Shareholders, then a majority in interest of the Principal Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Representative" for purposes of this Agreement and the Escrow Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) shall be deducted from the Escrow Fund.

      11.5 Notice of Claim. As used herein, "CLAIM" means a claim for indemnification of Parent or any other Parent Indemnified Person for Damages under Article 11. Parent shall give a written notice of a Claim executed by an officer of Parent (a "NOTICE OF CLAIM") to Representative and Escrow Agent, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person. Parent may give a Notice of Claim at any time Parent or any other Parent Indemnified Person suffers Damages or is subject to a claim, demand, suit, action, cause of action or other dispute that may give rise to a Claim. In the event that Parent delivers a Notice of Claim on its own behalf or is requested to deliver a Notice of Claim on behalf of any other Parent Indemnified Person, Parent will do so within thirty (30) days after Parent becomes aware of the existence of any potential claim by a Parent Indemnified Person for indemnity under this Article 11. Parent shall deliver a Notice of Claim before the Escrow Release Date. Until the Escrow Release Date, no delay on the part of Parent in giving Representative a Notice of Claim will relieve Representative or any Principal Shareholder from any of its obligations under
Article 11 unless (and then only to the extent) that Representative or the Principal Shareholders are actually prejudiced thereby.

      11.6 Defense of Third-Party Claims.

            11.6.1 Parent shall give Representative and Escrow Agent notice, within thirty (30) days after Parent becomes aware of the existence of the same, of the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Parent Indemnified Person (in each such case, a "THIRD-PARTY CLAIM") that is based upon, or includes assertions that would, if true, constitute any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Representative or Company in this Agreement, or any Excess Transaction Expenses. The Representative, acting on behalf of the Principal Shareholders pursuant to this Section 11.6, is referred to as the "INDEMNIFYING PARTY" for purposes of this Section 11.6. Until the Escrow Release Date, no delay on the part of Parent in giving the Indemnifying Party notice of such Third-Party Claim will relieve the Indemnifying Party from any of its obligations under Article 11 unless (and then only to the extent) that such Indemnifying Party is actually prejudiced thereby.

            11.6.2 The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its election to do so to Parent within fifteen (15) days of the receipt of the notice from Parent; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of Parent, in its reasonable discretion, for the same counsel to represent both the Parent Indemnified Person and the Indemnifying Party, then the Parent Indemnified Person shall be entitled to retain its own counsel to defend against such Third-Party Claim, in each jurisdiction for which the Parent Indemnified Person determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party fails to undertake any such defense as provided above or fails to diligently pursue any such defense, Parent shall be entitled to assume and control the defense of such Third-Party Claim, in which case all costs and expenses incurred by Parent in connection with the defense of such Third-Party Claim (including, but not limited to, reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which indemnity may be sought. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Parent Indemnified Person shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Person's possession or under the Parent Indemnified Person's control related thereto as is reasonably required by the Indemnifying Party. Similarly, in the event that the Parent Indemnified Person is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Parent Indemnified Person in such defense and make available to the Parent Indemnified Person, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Parent Indemnified Person.

            11.6.3 A Third-Party Claim for which indemnification is sought pursuant to Section 11.2.1 may not be settled by an Indemnifying Party without the prior written consent of the Parent Indemnified Person, which may not be unreasonably withheld. Parent may not settle a Third-Party Claim for which indemnification is sought pursuant to Section 11.2.1 without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned.

            11.6.4 If the Indemnifying Party is controlling the defense of any Third-Party Claim, Parent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents by Parent does not affect any privilege relating to the Indemnifying Party; provided, that the parties will use commercially reasonable efforts to ensure that any such privilege will not apply or will not be violated. If any Parent Indemnified Person is controlling the defense of any Third-Party Claim, the Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents by Parent does not affect any privilege relating to the Indemnifying Party; provided, that the parties will use commercially reasonable efforts to ensure that any such privilege will not apply or will not be violated.

      11.7 Contents of Notice of Claim. Each Notice of Claim by Parent given pursuant to Section 11.5 will contain the following information:

            11.7.1 that Parent has incurred, paid or properly accrued (in accordance with GAAP) or reasonably believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under Article 11); and

            11.7.2 a description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent's good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

      11.8 Resolution of Notice of Claim. Any Notice of Claim delivered by Parent will be resolved as follows:

            11.8.1 Uncontested Claims. In the event that, within thirty (30) business days after a Notice of Claim is received by Representative at any time on or prior to the Escrow Release Date, Representative does not contest such Notice of Claim in writing to Parent as provided in Section 11.8.2, Representative and the Principal Shareholders will be conclusively deemed to have consented to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this
Article 11, including the forfeiture of the amount of Damages from Escrow Fund and, without further notice.

            11.8.2 Contested Claims. In the event that Representative at any time on or prior to the Escrow Release Date gives Parent written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") within the thirty (30) day period specified in Section 11.8.1 above, then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Parent, on the one hand, and Representative on the other hand, or
(ii) in the absence of such a written settlement agreement, by litigation (which either Parent, on the one hand, or Representative on the other hand may initiate at any time) in any court having competent jurisdiction.

      11.9 Distribution Upon Termination of Escrow Period. Within ten (10) business days following the Escrow Release Date, Escrow Agent shall deliver to the Representative for distribution to the Principal Shareholders all of the Escrow Fund in excess of any amount of Escrow Fund necessary to satisfy any then Contested Claims for Damages specified in any Notice of Claim delivered to the Representative before the Escrow Release Date. As soon as all such claims have been finally resolved, Escrow Agent shall deliver to the Representative for distribution to the Principal Shareholders all remaining amounts in the Escrow Fund not applied to the satisfaction of such claims. In addition to any amount of the Escrow Fund distributed to the Principal Shareholders pursuant to this Section 11.9, Escrow Agent shall deliver to Representative any interest or other income amounts earned with respect to such amount of the Escrow Fund during the period such funds were held in escrow.

      11.10 Access. After the Effective Time, Parent shall cause the Surviving Corporation to provide reasonable access to the books and records of Company to each Principal Shareholder, if so requested, to facilitate a legitimate business or legal reason arising from such Principal Shareholder's ownership of capital stock in Company prior to the Effective Time. The Surviving Corporation's obligation in this Section 11.10 shall be limited to those books and records of Company, or the portions thereof, that were in existence at the Effective Time and that are in the Surviving Corporation's possession or under its control at the time of request for access thereto, it being understood that the Surviving Corporation shall not be restricted in any way from disposing of books and records in the ordinary course of business, consistent with its general record retention policies.

      11.11 Indemnification of Former Directors and Officers. Parent shall cause the Surviving Corporation to maintain and perform in the same manner Company's existing indemnification obligations with respect to present and former directors and officers of Company to the extent required under applicable law, Company's Articles of Incorporation and Bylaws in effect as of the date hereof (to the extent consistent with applicable law) and any existing indemnification agreements between the Company its directors at the Effective Time, for a period of not less than *** after the Effective Time. In the event that Parent (i) causes the Surviving Corporation to consolidate with or merge into any other entity and Surviving Corporation is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) causes the Surviving Corporation to transfer or convey all of substantially all of Surviving Corporation's properties and assets to any entity, then and in each such case, to the extent necessary to effect the purposes of this Section 11.11 proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 11.11 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made. The provisions of this Section 11.11 are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of Company entitled to indemnification from Company.

                                   ARTICLE 12
                               GENERAL PROVISIONS

      12.1 Governing Law. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any legal suit, action or proceeding brought by the Company or any Principal Shareholder arising out of or relating to this Agreement shall be commenced in a federal court in the Northern District of

California or in state court in the County of Santa Clara, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. Any legal suit, action or proceeding brought by the Parent arising out of or relating to this Agreement shall be commenced in a federal court in the District of Oregon or in state court in the County of Multnomah, Oregon, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

      12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Any assignment in violation of this provision shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

      12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Parent and Company agree that the indemnification provisions set forth in Article 11 shall be each such Person's sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement; provided, however, that the foregoing shall not limit the parties' respective rights to seek specific performance or other injunctive relief, or damages in connection with a claim of fraudulent conduct or fraudulent misrepresentation. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

      12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after approval of this Agreement by the Company Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors (or any duly authorized committee thereof), may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      12.7 Expenses. Each party will bear its respective legal, auditors', investment bankers', fees of the Escrow Agent, the cost of a tail policy for the Company's directors' and officers' insurance and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby ("TRANSACTION EXPENSES"); provided, that (a) *** of the fees payable to the Escrow Agent pursuant to the Escrow Agent and (b) $*** payable for the tail policy for the Company's directors' and officers' insurance shall be deemed Transaction Expenses of the Company and the Principal Shareholders for purposes of this Section 12.7. Notwithstanding the foregoing, if the Merger is successfully consummated, Company will pay Transaction Expenses incurred by Company and the Principal Shareholders, and Parent shall be entitled to reimbursement from the Escrow Fund for all Transaction Expenses incurred and paid by Company that are related to the Merger in excess of $*** (the "EXCESS TRANSACTION EXPENSES") as contemplated by Section 11.2.1.

      12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

      12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

            If to Parent:

                  Symyx Technologies, Inc.
                  1263 East Arques
                  Sunnyvale, CA  94086
                  Attention:   Jeryl L. Hilleman
                  Fax Number: (408) 773-4068

            with copies to:

                  Morrison & Foerster LLP
                  755 Page Mill Road
                  Palo Alto, CA 94304-1018
                  Attention:  Michael C. Phillips, Esq.
                  Fax Number:  (650) 494-0792

            If to Company:

                  IntelliChem, Inc.
                  755 SW Bonnett Way, Suite 2100
                  Portland, Oregon 97702
                  Attention:  Paul van Eikeren
                  Fax Number:  (541) 741-5062

            with a copy to:

                  Davis Wright Tremaine LLP
                  Suite 2300
                  1300 S.W. Fifth Avenue
                  Portland, Oregon 97201-5630
                  Attention:  David C. Baca
                  Fax Number: (503) 778-5299

            If to Representative:

                  Paul van Eikeren
                  755 SW Bonnett Way, Suite 2100
                  Portland, Oregon 97702
                  Fax Number:  (541) 741-5062
            with a copy to:

                  Davis Wright Tremaine LLP
                  Suite 2300
                  1300 S.W. Fifth Avenue
                  Portland, Oregon 97201-5630
                  Attention:  David C. Baca
                  Fax Number: (503) 778-5299

      12.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 12.11.

      12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      12.13 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Shareholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; except that Article 11 is intended to benefit the Parent Indemnified Persons and
Section 6.5 is intended to benefit certain employees of the Company.

      12.14 Public Announcement. Upon execution of this Agreement, neither Parent nor Company nor any other party to this Agreement will issue a press release or make any other public disclosure regarding this Agreement and the transactions contemplated hereby without the prior mutual consent of Parent and Company; provided, however, that Parent may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, no party hereto will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law), the Company will use its reasonable efforts to prevent any trading in Parent Common Stock by its officers and directors.

      12.15 Company Disclosure Letter. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 3 and shall not be deemed to relate to or to qualify any other representation or warranty, unless it is readily apparent that such disclosure is applicable to such other representation or warranty.

      12.16 Confidentiality. Company and Parent each confirm that they have entered into the Non-Disclosure Agreement dated October 6, 2004 and that they are each bound by, and will abide by, the provisions of such Non-Disclosure Agreement. If this Agreement is terminated, the Non-Disclosure Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement.

      12.17 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Non-Disclosure Agreement referenced in Section 12.16. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

      12.18 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYMYX TECHNOLOGIES, INC.                INTELLICHEM, INC.

By: _________________________________   By: ___________________________________
      Jeryl L. Hilleman,                     Paul van Eikeren, President and
      Senior Vice President,                 Chief Executive Officer
      Chief Financial Officer

ORION ACQUISITION CORPORATION

By: _________________________________
    Jeryl L. Hilleman,
    Chief Financial Officer

REPRESENTATIVE,
solely for purposes of Article 11

_________________________________
Paul van Eikeren

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                LIST OF EXHIBITS

     Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits to this Agreement have been omitted. Such exhibits will be submitted to the Securities and Exchange Commission upon request.


Exhibit A   Form of Articles of Merger

Exhibit B   Form of Escrow Agreement

Exhibit C   Form of Employment Agreement

Exhibit D   Form of Voting and Shareholder Agreement

Exhibit E   Form of Letter of Transmittal

Exhibit F   Matters to be Covered in the Opinion of Davis, Wright & Tremaine LLP

Exhibit G   Key Employees